Filed Pursuant to Rule 433

Registration No. 333-227649

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

U.S.$1,000,000,000 3.625% Senior Notes due 2029 (the “2029 Notes”)

U.S.$1,250,000,000 4.375% Senior Notes due 2049 (the “2049 Notes”)

April 15, 2019

Issuer:	América Móvil, S.A.B. de C.V.

2029 Notes

Title of Securities:	3.625% Senior Notes due 2029

Aggregate Principal Amount:	U.S.$1,000,000,000

Price to Public:	99.328% of principal amount, plus accrued interest, if any, from April 22, 2019

Maturity Date:	April 22, 2029

Coupon:	3.625% per year

Optional Make-Whole Redemption:	Prior to January 22, 2029, make-whole call at Treasury Rate plus 20 basis points

Optional Par Redemption:	On and after January 22, 2029, call at 100%

Yield to Maturity:	3.706%

Benchmark Treasury:	UST 2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	100-19; 2.556%

Spread to Benchmark Treasury:	+115 basis points

CUSIP:	02364W BH7

ISIN:	US02364WBH79

2049 Notes

Title of Securities:	4.375% Senior Notes due 2049

Aggregate Principal Amount:	U.S.$1,250,000,000

Price to Public:	99.437% of principal amount, plus accrued interest, if any, from April 22, 2019

Maturity Date:	April 22, 2049

Coupon:	4.375% per year

Optional Make-Whole Redemption:	Prior to October 22, 2048, make-whole call at Treasury Rate plus 25 basis points

Optional Par Redemption:	On and after October 22, 2048, call at 100%

Yield to Maturity:	4.409%

Benchmark Treasury:	UST 3.375% due November 15, 2048

Benchmark Treasury Price and Yield:	108-05; 2.959%

Spread to Benchmark Treasury:	+145 basis points

CUSIP:	02364W BG9

ISIN:	US02364WBG96

Other Information

Offering Format:	SEC Registered

Minimum Denomination:	U.S.$200,000 and multiples of U.S.$1,000 in excess thereof

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Interest Payment Dates:	April 22 and October 22 of each year, commencing on October 22, 2019

Trade Date:	April 15, 2019

Settlement Date:	April 22, 2019 (T+4*)

Joint Lead Managers and Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Joint Book-Running Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Global Coordinator:	Citigroup Global Markets Inc.

Expected Ratings:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Listing:	Application will be made to list the 2029 Notes and the 2049 Notes on the New York Stock Exchange

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

*

Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes may be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

The offer and sale of the securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. with the U.S. Securities and Exchange Commission (the “SEC”) by means of a registration statement on Form F-3 (Registration No. 333-227649).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Morgan Stanley & Co. LLC at 1-866-718-1649, Barclays Capital Inc. at 1-800-438-3242 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

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